Exhibit (g)(vi)

GLOBAL CUSTODY AGREEMENT

BETWEEN

JPMORGAN CHASE BANK, N.A.

AND

SCHRODER SERIES TRUST

SEVENTH AMENDED RESTATED EXHIBIT B

Portfolios of the Trust

Schroder Total Return Fixed Income Fund

Schroder Emerging Market Equity Fund

Schroder U.S. Small and Mid Cap Opportunities Fund

Schroder International Multi-Cap Value Fund

Schroder Multi-Asset Growth Portfolio

Schroder Absolute Return EMD and Currency Fund

Signed by:

For and on behalf of

JPMORGAN CHASE BANK, N.A.

By:	/s/ George Martinez
Name:	George Martinez
Title:	Executive Director

For and on behalf of

SCHRODER SERIES TRUST, separately on behalf of each Portfolio above

By:	/s/ Alan M. Mandel
Name:	Alan M. Mandel
Title:	Treasurer

Dated:	September 20, 2011